Exhibit 10.2
AMENDED AND RESTATED NEWS PROGRAMMING AGREEMENT
AMENDED AND RESTATED NEWS PROGRAMMING AGREEMENT, dated as of March 3, 2008 (the “Agreement”), between CBS RADIO INC. (formerly known as Infinity Broadcasting Corporation), a Delaware corporation (“Owner”), and WESTWOOD ONE, INC., a Delaware corporation (the “Company”).
W I T N E S S E T H:
WHEREAS, Owner and the Company previously entered into a News Programming Agreement, dated as of March 30, 1999, as amended by the Letter Agreement, dated April 15, 2002 (the “Existing News Programming Agreement”);
WHEREAS, Owner and the Company desire to change their existing business relationship by terminating or amending and restating certain agreements (including the Existing News Programming Agreement) and entering into new agreements, in each case as contemplated by that certain Master Agreement entered into as of October 2,  2007 (the “Master Agreement”); and
WHEREAS, the Company is engaged, among other things, in the business of operating radio networks; and
WHEREAS, pursuant to the Master Agreement, Owner and the Company have agreed, among other things, to enter into this Agreement.
NOW, THEREFORE, the parties hereto covenant and agree that the Existing News Programming Agreement is hereby amended and restated as follows:
1. Programming.
(a) From the date of this Agreement through March 31, 2017 (the “Term”), Owner agrees to provide to the Company, and the Company agrees to license from Owner, on the terms and subject to the conditions set forth in this Agreement, the news programming provided by Owner from time to time and described on Schedule 1 hereto (the “Programming”), which schedule also includes a list of such Programming as of the date hereof.
(b) Owner covenants and agrees that, during the Term, the Programming will be (i) of a quality consistent with the quality of such Programming supplied by Owner to the Company prior to the date hereof, (ii) provided in a manner consistent with past practices and (iii) originated and produced in accordance with Prevailing Industry Standards (as defined in the Amended and Restated Technical Services Agreement, dated as of the date hereof, between Owner and the Company (the “Technical Services Agreement”).

(c) Owner shall retain ultimate editorial control of the Programming, and all rights in and to the Programming not granted herein to the Company (including, without limitation, all copyrights).
2. Scope. The Programming will be provided by Owner, and the Programming will be utilized by the Company, solely for domestic, English language, AM/FM terrestrial radio broadcast (including HD1 and HD2 channels and any subsequently added similar channels used in connection with terrestrial radio broadcast to the general public) and the simulcast of the Programming by live internet streaming by radio station affiliates of the Company; provided that such live internet streaming, in each case, by radio station affiliates of the Company is for the personal, non-commercial use of visitors to the websites of such radio station affiliates. The Company shall not transmit or otherwise authorize the transmission of any of the Programming by any other means. The Company agrees that: (i) it will distribute the Programming only to radio station affiliates of the Company, including Owner’s owned and operated radio stations; (ii) it will not rebrand the Programming other than as programming of Owner or of Owner affiliates and (iii) it will identify the Programming as Owner programming to the extent Owner has identified the Programming as Owner programming and otherwise distribute the Programming in accordance with the terms of this Agreement.
3. Payments.
(a) The Company shall pay to Owner for the Programming delivered under this Agreement a base programming fee (the “Annual Programming Fee”). The Annual Programming Fee for each twelve (12)-month period through the end of the Term (which shall be prorated for any period that is less than twelve (12) months) is set forth below.1 The Annual Programming Fee shall be payable monthly in arrears in twelve (12) equal installments on the last business day of each month during the Term, commencing on March 31, 2008 (each, a “Payment Date”). Any installment of the Annual Programming Fee not paid on or prior to its Payment Date shall bear interest at a rate of 8% per annum, calculated from such Payment Date. The obligation of the Company to pay the Annual Programming Fee is unconditional.

Twelve (12)-Month Period Ending March 31,	Annual Programming Fee ($)
2008	12,458,268
2009	12,989,324
2010	13,448,167
2011	13,937,129
2012	14,373,361
2013	14,831,872
2014	15,305,008
2015	15,793,238
2016	16,297,042
2017	16,816,918

[1]	Specified rates to be effective as of April 1, 2008 even if the Closing occurs after March 31, 2008.

(c) Owner acknowledges that it shall have no right whatsoever to share in or otherwise receive any revenues or proceeds (including any profits) derived from any permitted broadcast or use of the Programming provided under Section 2, including any advertising revenues derived therefrom, with the sole exception of the Annual Programming Fee.
4. Delivery of Programming; Distribution Services. (a) The Programming will be provided and delivered by Owner as provided in the Technical Services Agreement and in Section 1(b) of this Agreement.
(b) The Company shall transmit the Programming as provided in Section 3(a) of the Technical Services Agreement.
5. Production Expenses. Except as set forth in the Technical Services Agreement, Owner will be responsible for all costs and expenses necessary to compile, produce and deliver the Programming.
6. Exclusivity. Owner represents and warrants that no other person, firm or corporation has been, and covenants that no other person, firm or corporation will be, granted permission or authority during the Term to: (a) broadcast the Programming or any other CBS Corporation (“CBS”) branded and unbranded news (or news-related) short-form content by means of domestic, English language, AM/FM terrestrial radio broadcast (including HD1 and HD2 channels and any subsequently added similar channels used in connection with terrestrial radio broadcast to the general public); or (b) except for websites of CBS or any of its wholly-owned subsidiaries, CBS News or any of its affiliates, and any of their respective owned and operated over-the-air radio stations, engage in the simulcast of the Programming or any other CBS branded and unbranded news (or news-related) short-form content in the English language via live internet streaming. For the avoidance of doubt, Owner and the Company agree that the exclusivity provision of this Section 6 shall only apply to the news programming produced by Owner, and shall not apply to any other programming produced by CBS television or other non-news affiliates of Owner, whether or not branded as a product of CBS or any of its affiliates.
7. Compliance With CBS Standards and Practices. The Company shall adhere to Owner’s written policies and written standards with respect to advertising within and contiguous to, and sponsorship of the Programming, that are uniformly applied to all owned and operated stations by Owner and are provided to the Company in advance.
8. Force Majeure. A party hereto will not have any liability hereunder if performance by such party shall be prevented, interfered with or omitted because of labor dispute, failure of facilities, act of God, government or court action, or any other similar or dissimilar cause beyond the control of the party so failing to perform hereunder.

9. Indemnification. (a) From and after the date hereof, Owner shall indemnify and hold the Company, its affiliates and their respective directors, officers, affiliates, employees and agents, and the predecessors, successors and assigns of any of them, harmless from and against any and all actions, claims, damages and liabilities (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise and whether or not a party thereto), whether or not arising out of third party claims, including reasonable legal fees and expenses in connection with, and other costs of, investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which such person is a party, and as and when incurred (collectively, “Losses”), caused by, relating to, based upon or arising out of (directly or indirectly) (i) any breach of, or inaccuracy in, any representation or warranty of Owner in this Agreement or any certificate or other document delivered pursuant hereto in connection herewith, (ii) any breach of any covenant or agreement made by Owner in this Agreement, or (iii) any claim that the Programming, or the Company’s use thereof in accordance with the terms and conditions hereunder, violates or infringes the rights of any third party.
(b) From and after the date hereof, the Company shall indemnify and hold Owner, its affiliates and their respective directors, officers, affiliates, employees and agents, and the successors and assigns of any of them, harmless from and against any and all Losses caused by, relating to, based upon or arising out of (directly or indirectly) (i) any breach of, or inaccuracy in, any representation or warranty of the Company in this Agreement or any certificate or other document delivered pursuant hereto or in connection herewith and (ii) any breach of any covenant or agreement of the Company contained in this Agreement.
(c) In the event of a claim for breach of the representations and warranties contained in this Agreement or for failure to fulfill a covenant or agreement, the party asserting such breach or failure shall provide a written notice to the other party which shall state specifically the representation, warranty, covenant or agreement with respect to which the claim is made, the facts giving rise to an alleged basis for the claim and the amount of liability asserted against the other party by reason of the claim. If any suit, action, proceeding or investigation shall be commenced or any claim or demand shall be asserted by any third party (a “Third Party Claim”) in respect of which indemnification may be sought by any party or parties from any other party or parties under the provisions of this Section 9, the party or parties seeking indemnification (collectively, the “Indemnitee”) shall promptly provide written notice to the party or parties from which indemnification is sought (collectively, the “Indemnitor”); provided, however, that any failure by an Indemnitee to so notify an Indemnitor will not relieve the Indemnitor from its obligations hereunder, except to the extent that such failure shall have materially prejudiced the defense of such Third Party Claim. The Indemnitor shall have the right to control (except where an insurance carrier has the right to control or where an insurance policy or applicable law prohibits the Indemnitor from taking control of) the defense of any Third Party Claim; provided, however, that the Indemnitee may participate in any such proceeding with counsel of its choice and at its own expense unless there exists a conflict between the Indemnitor and the Indemnitee as to their respective legal defenses, in which case the fees and expenses of any such counsel shall be reimbursed by the Indemnitor. Except as otherwise set forth herein, the Indemnitee shall have the right to participate in (but not control) the defense of any Third Party Claim and to retain its own counsel in connection therewith, but the fees and expenses of any such counsel for the Indemnitee shall be borne by the Indemnitee. The Indemnitor shall not, without the prior written consent of the Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which such Indemnitee is, or with reasonable foreseeability could have been, a party and indemnity could have been sought to be collected from the Indemnitor, unless such settlement includes an unconditional release of such Indemnitee from all liability arising out of such proceeding (provided, however, that, whether or not such a release is required to be obtained, the Indemnitor shall remain liable to such Indemnitee in accordance with this Section 9 in the event that a Third Party Claim is subsequently brought against or sought to be collected from such Indemnitee). The Indemnitor shall be liable for all Losses arising out of any settlement of any Third Party Claim; provided, however, that the Indemnitor shall not be liable for any settlement of any Third Party Claim brought against or sought to be collected from an Indemnitee, the settlement of which is effected by such Indemnitee without such Indemnitor’s written consent, but if settled with such Indemnitor’s written consent, or if there is a final judgment for the plaintiff in any such Third Party Claim, such Indemnitor shall (to the extent stated above) indemnify the Indemnitee from and against any Losses in connection with such Third Party Claim. The indemnification required by Section 9 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Losses are incurred.
(d) Owner and the Company agree that, in the event it is determined in an arbitration proceeding instituted pursuant to Section 16 hereof that the Company or Owner is in breach of any of its obligations hereunder (such party, the “breaching party”), the other party (such party, the “non-breaching party”) shall have the right to offset, set off and defend (the “Offset Right”) any amount determined in such arbitration to be owed by the breaching party against any claim, counterclaim, defense, liability or other obligation (“Claim”) that the non-breaching party may have to the breaching party at any time pursuant to the terms of any of the New Transaction Documents (as defined in the Master Agreement) and likewise Owner and the Company agree that in the event it is determined in an arbitration proceeding instituted pursuant to the terms of any of the New Transaction Documents that a breach has occurred therein, then the same may be treated as an Offset Right against any Claim under this Agreement.
10. Termination. (a) This Agreement may be terminated (i) by mutual written consent of Owner and the Company; (ii) by Owner if the Company fails to pay an undisputed amount owed to Owner under this Agreement following 30 days written notice, (iii) by Owner if the Company fails to pay an amount owed to Owner under this Agreement that was previously disputed but has since been determined by arbitration pursuant to Section 16 or mutual agreement of the Parties, to be owed to Owner under this Agreement, within 15 days of such arbitration award or following 15 days written notice of such mutual agreement, (iv) by Owner following 30 days written notice if (x)

two or more disputed payments under this Agreement are submitted to arbitration under Section 16 during the Term, (y) such disputed payments are not deposited with a third party escrow agent reasonably acceptable to CBS and WON within five business days following submission to arbitration and (z) the arbitrator(s) finds in each case that the amount claimed by Owner to be properly payable by the Company to Owner under this Agreement is in fact properly payable to Owner under this Agreement, (v) by either party hereto if (x) it notifies the other party in writing that such other party is in material breach of one or more of its material covenants (other than payment covenants) under this Agreement and such breach is not cured within 30 days of receipt of such written notice, (y) it submits to arbitration under Section 16 such breach or breaches and requests termination as a remedy and (z) the arbitrator(s) determines (A) that the breaching party has in fact materially breached one or more material covenants (other than payment covenants) under this Agreement, (B) that such breach or breaches have not been cured and have caused significant harm to the non-breaching party and (C) that termination of this Agreement is an appropriate remedy (after considering other appropriate remedies short of termination), (vi) by Owner upon termination of the Technical Services Agreement pursuant to Section 5(b) or 5(c) thereof or (vii) automatically pursuant to Section 5(e) of the Technical Services Agreement (solely as a result of the termination of the Broadcast Center Lease pursuant to Section 14(b) thereof). In addition, this Agreement shall automatically terminate immediately upon any termination of the Master Agreement in accordance with the terms thereof; provided, however, that if the Master Agreement terminates prior to the end of the Term (such date of termination the “Termination Date”), without limiting Section 10(c) hereof, the Company shall pay to Owner, not later than the next scheduled Payment Date, the undisputed amount of the Annual Programming Fee accrued to the Termination Date. Any such undisputed payment not paid on or prior to the applicable Payment Date shall accrue interest in accordance with Section 3(a) until its payment in full. Further, this Agreement may be terminated by the Company following written notice to Owner in the event that either: (x) 50% of the WWO Affiliation Agreements (as such term is defined in Section 4 of the Master Agreement) in two of the top 10 markets are terminated due to breach by Owner; (y) 50% of the WWO Affiliation Agreements in four of the top 20 markets are terminated due to breach by Owner, or (z) 20% of the WWO Affiliation Agreements are terminated due to breach by Owner, in each case, in accordance with the applicable termination provisions thereof; provided that any undisputed fees accrued hereunder as of the date of such termination shall become due and payable by the Company to Owner immediately upon any such termination. Finally, this Agreement may be terminated by the non-breaching party upon 30 days written notice to the breaching party following the occurrence of a Fundamental Default (as such term is defined in Section 27(b) of the Master Agreement).
(b) Upon the termination of the New License Agreement and for so long as this Agreement shall remain in full force and effect, the Company shall not have any right to use the Trademarks or Tradename (as defined in the New License Agreement) except for the limited right to use the Trademarks and Tradename solely in connection with the identification of the Programming and in accordance with its rights and obligations hereunder.

(c) No termination of this Agreement shall affect or limit in any way any other rights or remedies available to the terminating party at law or in equity.
(d) No termination of this Agreement or the Technical Services Agreement shall affect the obligations of the Company set forth in footnote 4 to Schedule 2 to the Technical Services Agreement.
11. No Partnership or Joint Venture. This Agreement is not intended to be and shall not be construed as a partnership or joint venture agreement between the parties. Except as otherwise specifically provided in this Agreement, no party to this Agreement shall be authorized to act as agent of or otherwise represent the other party to this Agreement.
12. Entire Agreement; Schedules. This Agreement and the New Transaction Documents (as defined in the Master Agreement) and the exhibits and schedules hereto and thereto, embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein, including the Existing News Programming Agreement, with the exception of the indemnification provisions of the Existing News Programming Agreement, which indemnification provisions shall continue in accordance with their terms relating to third party claims as contemplated by the Mutual General Release and Covenant Not to Sue, dated as of the date hereof, by and between the Owner and the Company.
13. Further Assurances. (a) Each of Owner and the Company agrees to execute and deliver such instruments and take such other actions as may reasonably be required to carry out the intent of this Agreement.
(b) Each of Owner and the Company agree to designate a senior-level manager to act as the primary contact for the other party in supervising, managing or otherwise responding to any matter which the other party considers significant and relating to the services being rendered by the other party under the terms of this Agreement.
14. Affiliate. When used in this Agreement (other than in the context of any radio station affiliates) the term “affiliate” shall have the meaning assigned to such term in Rule 405 promulgated under the Securities Act of 1933, as amended.
15. Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Owner nor the Company may assign its rights or obligations hereunder without the prior written consent of the other party hereto; provided that (i) subject to Section 26 of the Master Agreement, the Company may assign all or any of its rights and related obligations hereunder to any of its controlled affiliates, or a third party who acquires more than 50% of the equity or voting interests of the Company, all or substantially all of the assets of the Company or all or substantially all of the assets comprising any significant business unit or division of the Company, in each case, in a single transaction or series of related transactions, without the prior consent of Owner; provided that (x) in the case of any assignment in connection with the sale of all or substantially all of the assets comprising any significant business unit or division of the Company, such assignment shall be limited to those rights and obligations that are related to such business unit or division, (y) in connection with any permitted assignment under this clause (i), the assignee shall assume all of the obligations relating to the rights being assigned, and (z) no assignment under this clause (i) shall relieve the Company from any of its obligations or liabilities hereunder; (ii) Owner may assign, without the prior consent of the Company, all or any of its rights and related obligations hereunder to any of its affiliates, provided that no assignment under this clause (ii) shall relieve Owner from any of its obligations or liabilities hereunder; and (iii) in respect of any assignment of Owner’s rights and related obligations hereunder to any third party who is not an affiliate of Owner, the Company’s prior written consent shall not be unreasonably withheld. Any purported assignment or transfer in violation of the provisions of this Section 15 is null and void and of no force or effect. For the avoidance of doubt, (i) the Company agrees that that a sale of Owner in its entirety, whether directly or indirectly and whether by merger, asset sale, stock sale or otherwise, shall not constitute an assignment for purposes of this Agreement or otherwise require the consent of the Company and (ii) Owner agrees that that a sale of the Company in its entirety, whether directly or indirectly and whether by merger, asset sale, stock sale or otherwise, shall not constitute an assignment for purposes of this Agreement or otherwise require the consent of Owner. In addition, Owner acknowledges that the Company may engage third parties to manage the distribution of the Programming, or act as an agent of the Company relating to the distribution or production of Programming for the Company or sale of any commercial inventory associated with the Programming, in each case, not from any broadcast facilities leased by, or leased from, Owner (other than independent contractors who shall be permitted access to such broadcast facilities consistent with Past Practices (as such term is defined in the Technical Services Agreement)), and the Company agrees that it shall remain, and any third party engaged by it shall be, subject to all of the applicable terms and conditions of this Agreement. Furthermore, Owner acknowledges that an engagement described in the immediately preceding sentence shall not constitute an assignment hereunder.
16. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (“Dispute”), shall on the demand of any party be finally and exclusively resolved by arbitration in accordance with the then-prevailing JAMS Comprehensive Arbitration Rules and Procedures as modified herein (the “Rules”); provided, however, that any party hereto shall have the right to seek injunctive relief against the other party hereto in the courts of New York, New York, prior to the resolution of any Dispute by arbitration in accordance with this Section 16. There shall be three neutral arbitrators of whom each party shall select one. The claimant shall select its arbitrator in its demand for arbitration and the respondent shall select its arbitrator within 30 days after receipt of the demand for arbitration. The two arbitrators so appointed shall select a third arbitrator to serve as chairperson within fourteen days of the designation of the second of the two arbitrators. If any arbitrator is not timely appointed, at the request of any party such arbitrator shall be appointed by JAMS pursuant to the listing, striking and ranking procedure in the Rules. The place of arbitration shall be New York, New York. The arbitral tribunal shall be required to follow the law of the State of New York. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration provision shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction.
17. Incorporation by Reference of the Master Agreement. The following provisions of the Master Agreement shall be expressly incorporated herein by reference (and read so as to apply to this Agreement): Sections 28 (a) (Notices), (c) (Waiver), (d) (Amendment), (e) (No Third-Party Beneficiary), (g) (Headings), (h) (Invalid Provisions; which subsection (h), when incorporated herein, shall not exclude from the provisions thereof any sections of this Agreement), (j) (Press Release), (k) (Governing Law), (m) (Counterparts), and (n) (Expenses). In the event of a conflict between any of the foregoing provisions from the Master Agreement and the terms of this Agreement (with the express exception of this Section 17), the terms of this Agreement shall prevail.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated News Programming Agreement as of the date first above written.

CBS RADIO INC.
By:	/s/ Louis J. Briskman
	Name:	Louis J. Briskman
	Title:	EVP & Assistant Secretary

WESTWOOD ONE, INC.
By:	/s/ David Hillman
	Name:	David Hillman
	Title:	CAO & GC

Signature Page to Amended and Restated News Programming Agreement

Schedule 1
CBS NEWS PROGRAMMING
Live and recorded radio news programming consisting of, but not limited to, live hourly newscasts, live news updates, live long-form programming, live special events programming, live bulletins, live customized news programming, and live affiliate news actuality feeds, and including the following programming (or mutually agreeable substitute programming):
•	CBS News on-the Hour Newscasts (24 x 7 x 365) (no less than four (4) minutes of news content, format consistent with past practice)

•	World News Roundup (AM and PM Editions) (weekdays, format consistent with past practice)

•	CBS News Updates at :31 (24 x 7 x 365) (no less than :60 in length)

•	What’s in the News (M-F)

•	Katie Couric Notebook (M-F daily feature by anchor of CBS Evening News)

•	Just A Minute w/ Harry Smith (M-F daily feature)

•	CBS Newsfeeds — 18 feed a day M-F and 6 on weekends – (number of soundbites/cuts consistent with past practice)

•	CBS Spectrum Newscasts (M-F, 6a-11a, :60 in length)

•	CBS Weekend Roundup (format consistent with past practice)

•	CBS Daily Features (M-F, number and format of features consistent with past practice)

•	CBS Weekend Features (number and format consistent with past practice)

•	Unanchored feeds of major speeches, news conferences, hearings and other news events, consistent with past practice.

•	Coverage produced specifically for radio and anchored of major scheduled news events, e.g. presidential speeches, space shuttle launches and newsmaker news conferences.

•	Continuous anchored coverage and short form reports of major breaking news stories, consistent with past practice.
SCHEDULE 1